UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
Amendment No. 4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

EAGLE BEND HOLDING COMPANY
(Name of small business issuer in its charter)
__________________

Nevada	7380	13-4294618
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5445 DTC Parkway, Suite 940
Greenwood Village, Colorado 80111
(720) 488-5409
 (Address and telephone number of principal executive offices and principal place of business)

Keith Koch
5445 DTC Parkway, Suite 940
Greenwood Village, Colorado 80111
(720) 488-5409
 (Name, address and telephone number of agent for service)

Copies to: With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650
Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value	100,000	$1.00	$100,000	$20.00

Total	100,000	$1.00	$100,000	$20.00
_______________

    (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October ____, 2008

EAGLE BEND HOLDING COMPANY

100,000 Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of Eagle Bend Holding Company of up to 100,000 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $1.00 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares  at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is October ____, 2008.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by Eagle Bend Holding Company with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

      For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Eagle Bend,” “we,” “us,” and “our,” refer to Eagle Bend Holding Company, a Colorado corporation and our wholly-owned subsidiary, Preserve Communications Services, Inc.
.
Our Company

  We were incorporated in March, 2005 to acquire Preserve Communications Services, Inc., a Colorado corporation. We conduct all operational activities through Preserve Communications Services, Inc.

In March, 2005, we issued 10,110,000 restricted common shares to various individuals for cash, past services, and for property, including the transfer of 100% of the capital stock of Preserve Communications Services, Inc.  As a result, Preserve Communications Services, Inc. became our wholly-owned subsidiary.

On April 15, 2005, we filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of 100,000 Common Shares of ours. The Registration was declared effective by the Division on May 26, 2005. The offering was closed on November 23, 2005. We raised $100,000 and sold a total of 100,000 shares in the Offering.

In  May, 2008, we sold a total of 25,000 shares at a price of $1.00 per share to two private investors.

Preserve Communications Services, Inc. was incorporated in May, 2003 for the purposes of acting as an investor relations company, which provides its clients with professional communication services within the investment banking, brokerage, and investor community. Preserve Communications Services, Inc. has historically focused its marking efforts on micro-cap companies, designing communication strategies and databases for these clients.  We work with our customers on a fee basis.

We have not been subject to any bankruptcy, receivership or similar proceeding.

  Our address is 5445 DTC Parkway, Suite 940, Greenwood Village, Colorado 80111.  Our telephone number is (720) 488-5409.  We have no website.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	10,235,000 shares(1)
Common stock offered by the selling stockholders	100,000 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
________________

    (1) Shares of common stock outstanding as of September 15, 2008.

RISK FACTORS

You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  We believe that these are the risks that we believe material to your decision to invest.

We have had a history of losses and may continue to have losses in the future.  As a result, we may never become profitable, and we could go out of business.

We were formed as a Nevada corporation in March, 2005. Our wholly-owned, subsidiary, Preserve Communications Services, Inc., a Colorado corporation, was formed in May, 2003. Neither we, nor our subsidiary, have ever been profitable. We have a history of losses. For the fiscal years ended December 31, 2006 and 2007, we had net losses of $1,517 and $49,266, respectively. For the fiscal quarter ended June 30, 2008, we had a net loss of $15,673. . Our revenues depend upon the number of customers we can generate.  We cannot guarantee we will ever develop a substantial number of customers. Even if we develop a substantial number of customers, there is no assurance that we will become a profitable company. We may never become profitable, and, as a result, we could go out of business.

Our operations are subject to our ability to successfully market our services. We have a history of losses and cannot say that we have the ability to successfully market our services. Investors could lose their entire investment in us.

Because we have had a history of losses, we cannot say that we have the ability to successfully develop and to market our database management products and services. Further, there is the possibility that our continued operations will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain the investment. Therefore, investors should consider an investment in us to be an extremely risky venture, for which they could reasonably be expected to lose their entire investment.

We currently have only one client. The loss of this client would mean the loss of our entire revenue stream. If we lose this client and cannot replace the revenue, we may go out of business.

At the present time, we have only one client, Iptimize, Inc. This client generates our only source of  revenue. If we lose this client, we lose our only source of revenue. We are actively seeking other clients, but cannot guarantee that we will be successful in generating either additional clients or revenue. The revenue generated by this client alone could get us close to achieving profitabililty. However, we plan to try to find additional clients to broaden our revenue base. In any case, at the present time, if we lose this client and cannot replace the revenue, we may go out of business.

Our contract with our one client calls for payment of our services in cash and stock. To the extent that we are unable to sell the stock we receive from our client at a favorable price, or at any price, we would see our revenues correspondingly reduced. If our revenues are sufficiently reduced because of our inability to sell the stock, we may not be able to operate profitably.

Our contract with our one client calls for payment of our services in cash and stock. However, given the current state of the market and the thin market capitalization of this stock, we may not be able to sell the shares at a favorable price, or at any price. To the extent that we are unable to successfully sell the stock, we would correspondingly reduce the revenues we will receive under this contract. If our revenues are sufficiently reduced because of our inability to sell the stock, we may not be able to operate profitably.

Intense competition in our market could prevent us from developing revenue and prevent us from achieving annual profitability. In either situation, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

Our business is highly competitive. We compete with numerous established companies having substantially greater financial resources and experience than we have. There can be no guarantee that we will ever be able to compete successfully.  Any competition may cause us to fail to gain or to lose clients, which could result in reduced or non-existent revenue. Competitive pressures may impact our revenues and our growth. As a result, our investors could lose their entire investment.

Our success will be dependent upon our management’s efforts. We cannot sustain profitability without the efforts of our management.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Mr. Koch, our President, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Mr. Koch. We have not obtained key man life insurance on the lives of any of our officers or directors.

Our stock price may be volatile, and you may not be able to resell your shares at or above the public sale price.

There has been, and continues to be, a limited public market for our common stock. Our common stock is not quoted in the Pink Sheets. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

*	actual or anticipated fluctuations in our operating results;

*	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

*	changes in market valuations of other consulting service oriented companies, particularly those that market services such as ours;

*	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

*	introduction of product enhancements that reduce the need for our services;

*	the loss of one or more key clients; and

*	departures of key personnel.

We have no experience as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. If we cannot successfully comply, we may go out of business and you may lose your investment.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to comply as a public company could be the basis of your losing your entire investment in us.

Our stock has no public trading market and there is no guarantee a trading market will ever develop for our securities. You may never be able to liquidate your investment.

There has been, and continues to be, no public market for our common stock. An active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. You may never  be able to liquidate your investment.  Once a market develops, the market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

*     actual or anticipated fluctuations in our operating results;

*     changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

*     changes in market valuations of other companies, particularly those that market services such as ours;

*     announcements by us or our competitors of significant innovations,  acquisitions, strategic partnerships, joint ventures or capital commitments;

*     introduction of product enhancements that reduce the need for our products;

*     departures of key personnel.

Of our total outstanding shares as of September 15 2008, a total of 7,910,000, or approximately 87%, will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Applicable SEC rules governing the trading of “Penny Stocks” limit the liquidity of our common stock, which may affect the trading price of our common stock.

Our common stock is currently not quoted in any market. If our common stock becomes quoted, we anticipate that it will trade well below $5.00 per share. As a result, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock

The over-the-counter market for stock such as ours is subject to extreme price and volume fluctuations. You may never be able to liquidate your investment at price satisfactory to you.

Our securities do not currently trade in any market. However,  securities of companies such as ours which do trade have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

Resale Limitations imposed by most states will limit the ability of our shareholders to sell their securities unless they are Colorado residents.

The only state in which we plan to register this offering is Colorado. As a result, our selling shareholders may be limited in the sale of their Shares. The laws of most states require either an exemption from prospectus and registration requirements of the securities laws to sell their shares or registration for sale by this prospectus. These restrictions will limit the ability of non-residents of Colorado to sell the securities. Residents of other states must rely on available exemptions to sell their securities, such as Rule 144, and if no exemptions can be relied upon, then the selling shareholders may have to hold the securities for an indefinite period of time. Shareholders of states other than Colorado should consult independent legal counsel to determine the availability and use of exemptions to re-sell their securities.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

         Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

         These shares of common stock may be sold by the selling stockholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders will sell their shares at the initial offering price of $1.00 per share until the shares are traded on the OTC Bulletin Board or a national securities exchange, at which point the selling shareholders may sell the registered shares at  the prevailing market price for the shares at the time of sale. We will file a post-effective amendment to this registration statement to reflect a change to the market price when the shares begin trading on a market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of September 15, 2008, there were fifty record holders of our common stock and there were 10,235,000 shares of our common stock outstanding.

Market Information

No public market currently exists for shares of our common stock. We intend to seek market makers to quote  our common stock on the Over-the-Counter Bulletin Board.

Equity Compensation Plan Information

            We have no outstanding stock options or other equity compensation plans.

The Securities Enforcement and Penny Stock Reform Act of 1990

           The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure and documentation related to the market for penny stock and for trades in any stock defined as a penny stock. Unless we can acquire substantial assets and trade at over $5.00 per share on the bid, it is more likely than not that our securities, for some period of time, would be defined under that Act as a "penny stock." As a result, those who trade in our securities may be required to provide additional information related to their fitness to trade our shares. These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it unlikely that any liquid trading market would ever result in our securities while the provisions of this Act might be applicable to those securities.

           Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

-	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-
contains a description of the broker's or dealer's duties to the customer  and of the rights and remedies available to the customer with respect to a  violation to such duties or other requirements of the Securities Act of  1934, as amended;

-	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

-	contains a toll-free telephone number for inquiries on disciplinary actions;

-	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

-	the bid and offer quotations for the penny stock;
-	the compensation of the broker-dealer and its salesperson in the transaction;

-	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
-	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

Once our registration statement under Form S-1 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer of Denver, Colorado.  Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303)282-4800.

Dividend Policy

 We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

       This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

       The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Balance Sheet Data: 12/31/07

Cash	$19,321
Total assets	$28,148
Total liabilities	$6,656
Shareholders' equity	$21,492

Balance Sheet Data: 12/31/06

Cash	$52,723
Total assets	$52,723
Total liabilities	$71,308
Shareholders' equity	$70,758

Balance Sheet Data: 6/30/08

Cash	$19,888
Total assets	$24,836
Total liabilities	$-0-
Shareholders' equity	$24,836

Operating Data: 12/31/07

Revenue	$129,005

Operating Expenses	$178,271
Net Loss	$(49,266)

Operating Data: 12/31/06

Revenue	$196,397

Operating Expenses	$197,914
Net Loss	$(1,517)

Operating Data: 6/30/08

Revenue	$8,599

Operating Expenses	$30,255
Net Loss	$(21,656)

Operating Data: 6/30/07

Revenue	$140,505

Operating Expenses	$115,402
Net Profit	$25,103

Results of Operations

We began to generate revenue in 2003 through our wholly owned subsidiary. However, we have a history of losses. Furthermore, our losses may continue into the future. We have never had a profitable fiscal year. For the fiscal year ended December 31, 2007, we had a net loss of $49,266. For the fiscal year ended December 31, 2006, we had a net loss of $1,517. For the six months ended June 30, 2008, we had a net loss of $21,656. For the six months ended June 30, 2007, we had a net profit of $25,103.

For the fiscal year ended December 31, 2007, we had revenues of $129,005. For the fiscal year ended December 31, 2006, we had revenues of $196,397. For the six months ended June 30, 2008, we had revenues of $8,599, which compared to revenues of $140,505 for the six months ended June 30, 2007.

The revenues for all of the relevant periods in this discussion came from sales of services in our subsidiary, Preserve Communications Services, Inc., a Colorado corporation. Our revenues have decreased significantly compared to our revenues for the last fiscal year.  We believe that our revenue model is responsible for these fluctuations in revenue.

In 2006, we charged each client an average of $2,000 per month for our services. We believe that we were successful in generating clients at that revenue level. However, a client needs our services for between six and twelve months and typically does not renew.

At the end of 2007, we decided to develop a higher volume of clients and to change our price structure to an average of $1,000 per month per client to achieve this increased volume. The actual result which we began to see in 2008 was fewer clients paying lower fees, with the result that we had much lower revenue.

Our new model is to focus on fewer and higher paying clients. In August, 2008, we signed a consulting agreement through our wholly-owned subsidiary with Iptimize, Inc., a public company. This contract, which began on September 1, 2008, runs through August 31, 2009. The potential revenue from this agreement  is $10,000 per month, allocated $5,000 in cash and $5,000 in securities. As of October 15, 2008, we had received two cash payments of $5,000 each under this contract. We have also received 40,000 shares of securities.

We must sell the securities we receive under the contract to generate cash, but believe that there is a sufficient market in these securities for us to realize the equivalent of $5,000 per month in sales during the life of the contract. However, given the current state of the market and Iptimize’s thin market capitalization, we may not be able to sell the shares at a favorable price, or at any price, which would correspondingly reduce the revenues we will receive under this contract.

At the present time, Iptimize is our only client and generates our only source of  revenue. If we lose this client, we lose our only source of revenue. We are actively seeking other clients, but cannot guarantee that we will be successful in generating either additional clients or revenue. The revenue generated by this client alone could get us close to achieving profitabililty. However, we plan to try to find additional clients to broaden our revenue base. In any case, at the present time, if we lose this client and cannot replace the revenue, we may go out of business.

This is our new revenue model, which we believe could result in our operations becoming profitable by the end 2009, provided that we can keep our general and administrative costs under control and can generate an additional client at the same revenue level.

We plan to increase our marketing costs in 2009. In order to generate additional revenue, we believe that we must aggressively market our services. We are currently planning to do so. Our ability to attract new clients is related to our marketing efforts, including the use of referrals.

Operating expenses, which includes depreciation and general and administrative expenses for the fiscal year ended December 31, 2007 was $178,271. For the fiscal year ended December 31, 2006, we had operating expenses of $197,914. For the six months ended June 30, 2008, we had operating expenses of $30,255. For the six months ended June 30, 2007, we had operating expenses of $115,402.  The decrease in operating expenses during the six months ended June 30, 2008 compared to the six months ended June 30, 2007 is attributable to no data base costs, no salaries being paid, as well as a decrease in legal fees and marketing costs. The major components of operating expenses include salaries, rental of data base, marketing costs, professional fees, which consist of legal and accounting costs, and telephone expenses.

Because our operating expenses our major professional fees have been paid for the year, operating expenses are expected to remain fairly constant as sales improve except for costs associated with marketing, which could cause our operating expenses to increase, although we do not believe that it would increase materially. The cost of renting the data base is a fixed cost, which we have begun to pay again to service our client. Hence each additional sale has minimal offsetting operating expense. Thus, additional sales should become a profit at a higher return on sales rates as a result of not needing to expand our operational expenses at the same pace. Our marketing costs have been approximately $ 10,000 per year, which was used primarily for attending conferences. We plan to continue to focus our marketing in the Denver Metropolitan area through referrals for the remainder of 2008, so we do not believe that our marketing costs will increase substantially through the end of 2008.
.
We decided to become a public company to have greater access to the capital markets. We estimate that the costs of being a public company, including legal and accounting expenses, will be approximately $30,000 per year. We believe that this cost will be offset by our ability to raise capital, which we believe will be beneficial to our business and to our shareholders. We have no specific plans to raise capital at this time and do not anticipate developing any such activities until a trading market develops for our common shares.

To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $85,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Mr. Koch and Mr. Hinkle have agreed to loan such additional funds as may be necessary through December 31, 2008 for working capital purposes. We do not foresee the necessity of such loans, at this time. In the past, Mr. Koch and Mr. Hinkle have only made one loan to us, which has been repaid.

On the other hand, in with the support of Mr. Koch and Mr. Hinkle, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that, once a trading market has developed for our common shares, we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that such additional financing will be available when needed on favorable terms, or at all.

We may incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $80,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

      As of June 30, 2008, we had cash or cash equivalents of $19,888.  For the fiscal year ended December 31, 2007, we had cash or cash equivalents of $19,321.

      Net cash used for operating activities for the fiscal year ended December 31, 2007 was $33,402. For the six months ended June 30, 2008, net cash used for operating activities was $18,640. This compared to $15,812 of net cash provided by operating activities for the six months ended June 30, 2007.

      Cash flows used for investing activities for all periods were zero expect for the fiscal year ended December 31, 2006, which was $999. This consisted of a purchase of equipment.

      Cash flows provided by financing activities for all periods were zero except for the six months ended June 30, 2008. We sold 25,000 shares of common stock during this period to an investor.

Over the next twelve months our capital costs will be approximately $10,000 to $12,000 primarily to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient revenues within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months. In the event that we need additional capital, Mr. Koch and Mr. Hinkle have agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes. We have no specific plans to raise capital at this time and do not anticipate developing any such activities until a trading market develops for our common shares. We believe that once we have developed a trading market for our common shares, we be able to develop a plan to raise additional capital.

Our primary activity will be to seek to develop clients and, consequently, our revenues. If we succeed in expanding our client base and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements with any party.

Plan of Operation

Our plan for the next twelve months beginning July 1, 2008 is to increase our marketing program and thereby increase our revenues. With these increased revenues, we hope to be able to  operate at a profit or at break even by the end of the twelve month period. Our plan is to generate more revenue to become profitable in our operations. In addition, we plan to use our referral sources to develop business.

Currently, we are conducting business only through Preserve Communications Services, Inc.and in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. We believe that the timing of the completion of the milestones needed to become profitable can be achieved as we are presently organized with sufficient business.

Other than the shares offered by last offering no other source of capital has been identified or sought.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

Currently, we believe that we have sufficient capital or access to capital to implement our proposed business operations or to sustain them for the next twelve months. In the event that we need additional capital, Mr. Koch and Mr. Hinkle have agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

If we can sustain profitability, we could operate at our present level indefinitely.

To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we are operating from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of 2009. We plan to do so with increased marketing, which we believe will generate increased revenue. We estimate that we must generate approximately $85,000 in sales per year to be profitable. Our consulting agreement with Iptimize could be worth as much as $120,000 per year to us, and should get us close to profitability, assuming we can sell the securities portion of our compensation at a favorable price.  We must sell the securities we receive under the contract to generate cash, but believe that there is a sufficient market in these securities for us to realize the equivalent of $5,000 per month in sales during the life of the agreement. However, given the current state of the market and Iptimize’s thin market capitalization, we may not be able to sell the shares at a favorable price, or at any price, which would correspondingly reduce the revenues we will receive under this contract. Nevertheless, we believe that the development of revenue is the only significant variable in our ability to become profitable.

Our new model is to focus on fewer and higher paying clients. In August, 2008, we signed a consulting agreement through our wholly-owned subsidiary with Iptimize, Inc., a public company. This contract, which began on September 1, 2008, runs through August 31, 2009. The potential revenue from this agreement  is  $10,000 per month, allocated equally between cash and securities. This is our new revenue model, which we believe could result in our operations becoming profitable by the end of our  fiscal year in 2009, provided that we can keep our general and administrative costs under control and can generate an additional client at the same revenue level.

            We have never been profitable. However, we believe that we can be profitable or at break even at the end of 2009, assuming sufficient revenue. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $85,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. In the event that we need additional capital, Mr. Koch and Mr. Hinkle have agreed to loan such funds as may be necessary through December 31, 2008 for working capital purposes.

On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We might incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $80,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

            We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

DESCRIPTION OF BUSINESS

General

We were incorporated in March, 2005 to acquire Preserve Communications Services, Inc., a Colorado corporation. We conduct all operational activities through Preserve Communications Services, Inc.

In March, 2005, we issued 10,110,000 restricted common shares to various individuals for cash, past services, and for property, including the transfer of 100% of the capital stock of Preserve Communications Services, Inc.  As a result, Preserve Communications Services, Inc. became our wholly-owned subsidiary.

On April 15, 2005, we filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of 100,000 Common Shares of ours. The Registration was declared effective by the Division on May 26, 2005. The offering was closed on November 23, 2005. We raised $100,000 and sold a total of 100,000 shares in the Offering.

Preserve Communications Services, Inc. was incorporated in May, 2003 for the purposes of acting as an investor relations company, which provides its clients with professional communication services within the investment banking, brokerage, and investor community. Preserve Communications Services, Inc. has historically focused its marking efforts on micro-cap companies, designing communication strategies and databases for these clients.  We work with our customers on a fee basis.

    We have not been subject to any bankruptcy, receivership or similar proceeding.

    Our address is 5445 DTC Parkway, Suite 940, Greenwood Village, Colorado 80111.  Our telephone number is (720) 488-5409.

Organization

We are comprised of one corporation with one wholly-owned subsidiary, Preserve Communications Services, Inc.  All of our operations are conducted through this subsidiary.

Operations

We promote awareness and develop interest in our clients to the investment banking, brokerage, and investor community. We call this activity professional communications services.

We start with a database, which we rent, from which we can have access to more than 35,000 contacts in the United States. This database lists money managers, retail stock brokers, and financial analysts and publication. We have the capability in this database to target contacts by region, industry, investment style and market cap emphasis, which provides the resources to build a personalized database for each client. This personalized database can be updated and managed.

When we contract with a client, we look for those organizations and persons within our database who we believe would have an interest in our client, based upon the client company’s industry, size, and geographical location and the corresponding kinds of investments which the organizations and persons within our database have shown a historical interest in investing.

We send emails of relevant client public information to the organizations and persons within our database who we believe may be compatible with our client. This client public information can consist of press releases, company profiles, and analyst reports.

We monitor the emails and develop a list of potentially interested organizations and persons within our database. We send periodic reports to our clients concerning the interest which we have generated. Our clients then directly contact the potentially interested organizations and persons within our database to further develop interest in the company.

We charge a monthly flat fee for these services, which varies with the client. Our typical client agreement is for a period of between six and twelve months.

We also have the capability to use the client’s own shareholder database to send communications to the client’s shareholders as a method of generating awareness and continued interest among shareholders in the activities of their own company, which may cause them to further invest in their own company.

We always seek to expand our present base of clients with whom we will work. We utilize the expertise and existing business relationships of our principal officers to develop these opportunities. Each individual  utilizes his previous contacts in business to develop potential opportunities. All operational decisions will be made solely by our management. Our management has had extensive experience in this business.

To the extent that management is unsuccessful in keeping expenses in line with income, failure to affect the events and goals listed herein would result in a general failure of the business. This would cause management to consider liquidation or merger.

Markets

Our marketing plan is focused completely on expanding our customer base and individual projects. As of the date hereof, we have one client, Iptimize, Inc.   We are  dependent upon this major customer. We utilize the expertise of our principal officers to develop our business. Each individual will utilize previous contacts in business to develop potential opportunities.

We believe that the primary reason that clients would buy from us rather than competitors would be the existing relationships that exist. We believe that client loyalty and satisfaction can be the basis for success in this business. Therefore, we always seek to develop and expand on already existing relationships to develop a competitive edge.

Clients and Competition

The development and marketing of database management products and services is very dynamic and subject to sudden change. Almost all of the companies in this industry have greater resources and expertise than the Company. We view our principal competitors as being Elite Financial Communications Group, Aurelius Consulting Group, and Pfeiffer High Investor Relations. Each of these companies represents the same type of customer base as we do. All of these companies have greater resources and operating histories than we do. Our principal effort at this point will be to develop a base of customers and projects. No single company currently dominates any portion of the market.

    Competition with these companies, if they provide better services than we do. could make it difficult, if not impossible for us to compete, which could adversely affect our results of operations. Competition from larger and more established companies is a significant threat and is expected to remain so for us. Any competition may cause us to fail to gain or to lose clients, which could result in reduced or non-existent revenue. Competitive pressures may impact our revenues and our growth.

Backlog

At June 30, 2008, we had no backlogs.

Employees

    We have two employees. Neither Mr. Keith Koch, our President or Mr. Steven R. Hinkle, our Secretary receive a salary or any compensation as employees. We have no plans to compensate them as employees  in the future. However, we reimburse our employees for all necessary and customary business related expenses.  We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.  We do not pay our Directors separately for any Board meeting they attend.

Proprietary Information

           We own no proprietary information.

Government Regulation

We do not expect to be subject to material governmental regulation. However, it is our policy to fully comply with all governmental regulation and regulatory authorities.

Research and Development

We have never spent any amount in research and development activities.

Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

We lease our office space from S.R. Hinkle, Inc., a company which is an affiliated with Messrs. Hinkle and Koch, our major shareholders. We currently pay no rent for this space, which is leased on a month-to-month basis. Previously, Preserve Communications Services had a written agreement, which is no longer in effect, with S.R. Hinkle, Inc. to provide for reimbursement of S.R. Hinkle, Inc. for use of its office facilities and for management fees to be paid to Mr. Hinkle and Mr. Koch. We also utilize the office furniture and equipment of S.R. Hinkle, Inc., which we use in our operations. Otherwise, we have no properties.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which he or she has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held

Keith Koch	54	President, Treasurer, Director
Steven R. Hinkle	55	Secretary and Director

    Mr. Koch has been the Company’s President, Treasurer and a Director since its inception.  FromMay 2003 to the present, he has been President of Preserve Communications Services, Inc., company which he founded. His responsibilities include marketing to and servicing customers with communication needs that can be serviced through databases via email. Mr. Koch devotes approximately forty hours per month to our company.

    From October 2002 to 2005, he was Director of Investment Banking/Denver for JP Turner & Co. L.L.C., a stock brokerage firm. His primary responsibility includes identifying companies desiring funding, primarily through initial public offerings and includes ensuring all regulatory requirements are adhered to, followed by preparing the company for marketing the offering to the JP Turner & Co. L.L.C. brokerage system and other interested broker dealers.

From 1998 to 2002, he was Director of Corporate Finance for Schneider Securities Inc. in Denver, Colorado. He was responsible for overseeing all aspects involving financings of private companies through initial public offerings managed by Schneider Securities.

From 1992 to 1998 Mr. Koch supervised an office of Schneider Securities, Inc. in which he was responsible for the registered representatives in that office. Mr. Koch held the required series 24 license for that position. Upon joining Schneider Securities, Inc. in 1990, he became a Registered Representative. He was licensed to sell securities to individuals he served. In his capacity Mr. Koch holds all necessary licenses to conduct his business, which included a series 7 and series 63. He has a high school diploma.

Mr. Hinkle has been the Company’s Vice President, Secretary  and a Director since its inception. In May, 2003, he was the co-founder of  Preserve Communications Services, Inc., with the titles of Vice President and Secretary.  His responsibilities include marketing the company’s services to potential customers, as well as developing strategies for expanding the company’s databases.

     Mr. Hinkle entered the securities business in 1977, as a register representative with Bosworth, Sullivan, & Company. From 1986 to 2001, he worked at Cohig & Associates in various capacities including Chief Operating Officer, President, Chief Executive Officer, and Chairman of the Board.  In August, 2001, he joined Schneider Securities as a Vice President.  In January, 2002, he participated in a group that bought controlling interest of Schneider Securities, Inc., and became Chairman of the Board.  In September, 2002, his group sold Schneider Securities, Inc. to J.P. Turner & Company, LLC.  He is currently a registered representative with J.P. Turner and Dynasty Capital Partners, Inc.. Mr. Hinkle has a B.A. in Political Science from the University of Colorado and a M.S.J.A. from the University of Denver. He devotes approximately forty hours per month to our company.

Neither of our directors can be considered to be independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

    The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of September 15, 2008, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 10,235,000 common shares were issued and outstanding as of September 15, 2008.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Keith Koch	3,955,000	38.65%
5445 DTC Parkway, Suite 940
Greenwood Village, Colorado 80111

Steven R. Hinkle	3,955,000	38.65%
5445 DTC Parkway, Suite 940
Greenwood Village, Colorado 80111

All Officers and Directors as a Group	7,910,000	77.3%
(two persons)
_______________

     (1) All ownership is beneficial and of record, unless indicated otherwise.
     (2) The Beneficial owner has sole voting and investment power with respect to the shares shown.

Executive Compensation

None of our officers or directors received or was entitled to receive remuneration in excess of $100,000 for the fiscal years ended December 31, 2005 and 2006, or for the six months ended June 30, 2008.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Keith Koch	2007(1)	$5,400	-0-	-0-	-0-	-0-	-0-	-0-	$5,400
Chief Executive	2006	$7,200	-0-	-0-	-0-	-0-	-0-	-0-	7,200
Officer	2005	$7,200	-0-	-0-	-0-	-0-	-0-	-0-	7,200
_____________

(1)
This represents salary paid to Mr. Koch.  Mr. Koch and Mr. Hinkle each received $600 per month in salary but are no longer paid a salary.   Otherwise we did not pay any compensation directly to our officers or directors or plan to do so in the future.

    We have oral agreements in place with two corporations affiliated with Messrs. Hinkle and Koch whereby we pay the corporations a 16.67% referral fee on revenues earned from referrals by them to us. In 2006, 2007 and for the six months ended June 30, 2008 the related party corporations were paid $35,727, $22,129 and $500 in referral fees. We also paid the corporations $45,000, $54,000 and $6,500 in consulting fees in 2006, 2007 and for the six months ended June 30, 2008.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease our office space from S.R. Hinkle, Inc., a company which is an affiliated with Messrs. Hinkle and Koch, our major shareholders. We currently pay no rent for this space, which is leased on a month-to-month basis. Previously, Preserve Communications Services had a written agreement, which is no longer in effect, with S.R. Hinkle, Inc. to provide for reimbursement of S.R. Hinkle, Inc. for use of its office facilities and for management fees to be paid to Mr. Hinkle and Mr. Koch. We also utilize the office furniture and equipment of S.R. Hinkle, Inc., which we use in our operations.

We have oral agreements in place with two corporations affiliated with Messrs. Hinkle and Koch whereby we pay their respective corporations, SR Hinkle and JSM Consulting a 16.67% referral fee on revenues earned from referrals by them to us. In 2006, 2007 and for the six months ended June 30, 2008 the related party corporations were paid $35,727, $22,129 and $500 in referral fees. We also paid the corporations $45,000, $54,000 and $6,500 in consulting fees in 2006, 2007 and for the six months ended June 30, 2008.

DESCRIPTION OF SECURITIES

We are authorized to issue Fifty Million (50,000,000) shares of one class of common stock of the par value of One Mill ($.001) each; and One Million (1,000,000) shares of preferred stock of the par value of One Cent ($.01) each, to have such classes, series and preferences as the Board of Directors may determine from time to time. As of September 15, 2008, we had 10,235,000 shares of Common Stock issued and outstanding. No Preferred Stock has been issued or is outstanding as of the date hereof.

Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends. Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

      The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering

Terry Adams	1,000	1,000	-0-	0%
Alfred O Brehmer Trust for Linda Kaufman	500	500	-0-	0%
Sherry L Andersen	200	200	-0-	0%
Sherry L Andersen custodian for Charlotte Andersen	150	150	-0-	0%
Sherry L Andersen custodian for Samantha Andersen	150	150	-0-	0%
Amy Atkinson	1,000	1,000	-0-	0%
Clarence Bixler IRA	1,000	1,000	-0-	0%
Clarence Bixler and Beth Bixler	2,000	2,000	-0-	0%
Mark A Bogani	2,000	2,000	-0-	0%
Patricia A Bowman	250	250	-0-	0%
Clarence L Bixler Trust Clarence Bixler and Mary Beth Bixler ITEC	1,000	1,000	-0-	0%
Wayne Cook	5,000	5,000	-0-	0%
Douglas A Garland	250	250	-0-	0%
Joan A Garland	250	250	-0-	0%
Stephen D Garland	1,000	1,000	-0-	0%
Inspiration Through Action, Inc.(3)	5,000	5,000	-0-	0%
Linda D Kaufmann	1,000	1,000	-0-	0%
Kirby Enterprise Fund LLC(4)	26,000	26,000	-0-	0%
Thomas P Klein	1,000	1,000	-0-	0%

Cheryl Koch Custodian for Michael Koch	1,000	1,000	-0-	0%
Cheryl Koch Custodian for Stephen Koch	1,000	1,000	-0-	0%
Jason Koch	1,000	1,000	-0-	0%
Cheryl Koch	2,000	2,000	-0-	0%
James Lewis	1,000	1,000	-0-	0%
Janis M Lewis	1,000	1,000	-0-	0%
Terri Lowe	1,000	1,000	-0-	0%
Mary Beth Bixler Trust(5)	1,000	1,000	-0-	0%
Angel Osborn	1,000	1,000	-0-	0%
Clarence Osborn	500	500	-0-	0%
Eric Osborn	1,500	1,500	-0-	0%
Barbara Popick	100	100	-0-	0%
Mike Popick	100	100	-0-	0%
Mike Popick custodian for Jeffrey Popick	100	100	-0-	0%
Jean Stalano	1,000	1,000	-0-	0%
John Stalano	1,000	1,000	-0-	0%
Anthony Szeluga	5,000	5,000	-0-	0%
Pat A Szeluga	5,000	5,000	-0-	0%
Gary Tice	1,450	1,450	-0-	0%
Susan H Tome	500	500	-0-	0%
West Hampton Special Situation(6)	24,000	24,000	-0-	0%
Francine C Yeddis	1,000	1,000	-0-	0%
Phillip A Yeddis	1,000	1,000	-0-	0%
Total	100,000	100,000
______________________

(1)
All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of September 15, 2008, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)	Wayne Cook owns Inspiration Through Action, Inc.

(4)	This company is controlled by Charles Kirby.

(5)	Mary Beth Bixler owns her trust.

(6)	Stephen Garland owns West Hampton Special Situations Fund.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $1.00 per share, which was the price they paid for their shares, until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

       The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS.

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. This firm owns 200,000 shares of our common stock.

EXPERTS

Our financial statements for the years ended December 31, 2005 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting. In addition, we have provided unaudited statements for the six months ended June 30, 2008.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

         We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of Eagle Bend Holding Company commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

EAGLE BEND HOLDING COMPANY

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006 and 2007
& June 30, 2008 (Unaudited)

EAGLE BEND HOLDING COMPANY
Consolidated Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	29

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	30
Consolidated statements of operation	31
Consolidated statements of stockholders' equity	32
Consolidated statements of cash flows	33
Notes to consolidated financial statements	35

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303) 306-1967
Fax (303) 306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Eagle Bend Holding Company
Greenwood Village, Colorado

I have audited the accompanying consolidated balance sheets of Eagle Bend Holding Company as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bend Holding Company as of December 31, 2006 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                                                                          /s/ Ronald R. Chadwick, P.C.
May 2, 2008                                                                                RONALD R. CHADWICK, P.C.

EAGLE BEND HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS

			June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)
ASSETS

Current assets
Cash	$52,723	$19,321	$19,888
Total current assets	52,723	19,321	19,888

Accounts receivable	15,000	6,000	2,500
Fixed assets	5,462	5,462	5,462
Less accumulated depreciation	(1,877)	(2,635)	(3,014)
	18,585	8,827	4,948

Total Assets	$71,308	$28,148	$24,836

LIABILITIES &
STOCKHOLDERS' EQUITY

Current liabilities
Accrued payables	$550	$2,656	$-
Due to related party		4,000
Total current liabilities	550	6,656	-

Total Liabilities	550	6,656	-

Stockholders' Equity
Preferred stock, $.01 par value;
1,000,000 shares authorized;
no shares issued and outstanding	-	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
10,210,000 (2006 and 2007) and
10,235,000 (2008) shares issued
and outstanding	10,210	10,210	10,235
Additional paid in capital	134,490	134,490	159,465
Accumulated deficit	(73,942)	(123,208)	(144,864)

Total Stockholders' Equity	70,758	21,492	24,836

Total Liabilities and Stockholders' Equity	$71,308	$28,148	$24,836

The accompanying notes are an integral part of these financial statements.

EAGLE BEND HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

			Six Months	Six Months
			Ended	Ended
	Year Ended	Year Ended	June 30, 2007	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)

Revenue	$196,397	$129,005	$140,505	$8,599

Operating expenses:
Depreciation	575	758	379	379
General and administrative	197,339	177,513	115,023	29,876
	197,914	178,271	115,402	30,255

Gain (loss) from operations	(1,517)	(49,266)	25,103	(21,656)

Other income (expense):
	-	-	-	-

Income (loss) before
provision for income taxes	(1,517)	(49,266)	25,103	(21,656)

Provision for income tax	-	-	-	-

Net income (loss)	$(1,517)	$(49,266)	$25,103	$(21,656)

Net income (loss) per share
(Basic and fully diluted)	$(0.00)	$(0.00)	$0.00	$(0.00)

Weighted average number of
common shares outstanding	10,210,000	10,210,000	10,210,000	10,216,250

The accompanying notes are an integral part of these financial statements.

EAGLE BEND HOLDING COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Stock-
	Common Stock		Paid In	Accumulated	holders'
	Shares	Amount	Capital	Deficit	Equity

Balances at December 31, 2005	10,210,000	$10,210	$134,490	$(72,425)	$72,275

Gain (loss) for the year				(1,517)	(1,517)

Balances at December 31, 2006	10,210,000	$10,210	$134,490	$(73,942)	$70,758

Gain (loss) for the year				(49,266)	(49,266)

Balances at December 31, 2007	10,210,000	$10,210	$134,490	$(123,208)	$21,492

Sales of common stock	25,000	25	24,975		25,000

Gain (loss) for the period				(21,656)	(21,656)

Balances at June 30, 2008 (Unaudited)	10,235,000	$10,235	$159,465	$(144,864)	$24,836

The accompanying notes are an integral part of these financial statements.

EAGLE BEND HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Six Months	Six Months
			Ended	Ended
	Year Ended	Year Ended	June 30, 2007	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(1,517)	$(49,266)	$25,103	$(21,656)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Depreciation	575	758	379	379
Prepaid expenses	1,935
Accounts receivable	(15,000)	9,000	10,250	3,500
Other assets			(20,000)
Accrued payables	(853)	6,106	(550)	(6,656)
Net cash provided by (used for)
operating activities	(14,860)	(33,402)	15,182	(24,433)

Cash Flows From Investing Activities:
Fixed assets	(999)
Net cash provided by (used for)
investing activities	(999)	-	-	-

(Continued On Following Page)

The accompanying notes are an integral part of these financial statements.

EAGLE BEND HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Six Months	Six Months
			Ended	Ended
	Year Ended	Year Ended	June 30, 2007	June 30, 2008
	Dec. 31, 2006	Dec. 31, 2007	(Unaudited)	(Unaudited)

Cash Flows From Financing Activities:
Sales of common stock				25,000
Net cash provided by (used for)
financing activities	-	-	-	25,000

Net Increase (Decrease) In Cash	(15,859)	(33,402)	15,182	567

Cash At The Beginning Of The Period	68,582	52,723	52,723	19,321

Cash At The End Of The Period	$52,723	$19,321	$67,905	$19,888

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

EAGLE BEND HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2007 & June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Eagle Bend Holding Company (the “Company”), was incorporated in the State of Nevada on March 1, 2006. The Company was formed to act as a holding corporation for Preserve Communication Services, Inc., a Colorado corporation actively engaged in providing investor relation and promotional services for public companies. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company. Preserve Communication Services, Inc. was incorporated in the State of Colorado on April 1, 2003. On March 10, 2006, in an acquisition classified as a transaction between parties under common control, Eagle Bend Holding Company acquired all the outstanding common shares of Preserve Communication Services, Inc. (8,910,000 Eagle Bend Holding Company common shares were issued for 7,000 common shares of Preserve Communication Services, Inc.), making Preserve Communication Services, Inc. a wholly owned subsidiary of Eagle Bend Holding Company. The results of operations of Eagle Bend Holding Company and Preserve Communication Services, Inc. have been consolidated from March 10, 2006 forward.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Eagle Bend Holding Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the

EAGLE BEND HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2007 & June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed under contract terms, the service price to the client is fixed or determinable, and collectibility is reasonably assured. The Company earns revenues by providing public relations services to clients, primarily through means such as corporate profiles, reports, and news releases targeted to institutional investors. The Company typically contracts for these services on a flat monthly fee basis. Some contracts are long term, and some month to month. Revenue is generally recorded on a monthly basis as earned. The Company has no refund policy as fees are only billed when earned.

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over each item's estimated useful life. The Company's fixed assets at December 31, 2006 and 2007, and June 30, 2008 consisted of office equipment of $999 and leasehold improvements of $4,463, with corresponding accumulated depreciation at each date of $1,877, $2,635 and $3,014.

Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents and accrued payables, as reported in the accompanying balance sheet, approximates fair value.

EAGLE BEND HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2007 & June 30, 2008 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Recent Accounting Pronouncements

In March 2007, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

In December 2007, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

The Company has agreements in place with two corporations related by common control, whereby the Company pays the corporations a 16.67% referral fee on revenues earned from referrals by them to the Company. In 2006, 2007 and for the six months ended June 30, 2008 the related party corporations were paid $35,727, $22,129 and $500 in referral fees. The Company also paid the corporations $45,000, $54,000 and $6,500 in consulting fees in 2006, 2007 and for the six months ended June 30, 2008.

EAGLE BEND HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2007 & June 30, 2008 (Unaudited)

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The Company accounts for income taxes pursuant to SFAS 109. The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31, 2006	December 31, 2007	June 30, 2008

Deferred tax liability	$-	$-	$-
Deferred tax asset arising from:
Net operating loss carryforwards	15,473	25,267	29,599
	15,473	25,267	29,599
Valuation allowance	(15,473)	(25,267)	(29,599)

Net Deferred Taxes	$-	$-	$-

Income taxes at Federal and state statutory rates are reconciled to the Company’s actual income taxes as follows:

	December 31, 2006	December 31, 2007	June 30, 2008

Tax at federal statutory rate (15%)	$(228)	$(7,390)	$(3,248)
State income tax (5%)	(76)	(2,463)	(1,083)
Book to tax differences	82	58	-
Change in valuation allowance	222	9,795	4,331

	$-	$-	$-

NOTE 4.  GOING CONCERN

The Company has suffered losses from operations and in all likelihood will be required to make significant future expenditures in connection with marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from financial institutions. By doing so, the Company hopes through marketing efforts to generate revenues from its promotional services. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

EAGLE BEND HOLDING COMPANY
100,000 Shares of Common Stock
Par Value $0.001 Per Share

October   , 2008

Until             , 2009 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus — whether or not participating in the offering — may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a Nevada corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents, against expenses incurred in any action, suit or proceeding.  Our Articles of Incorporation and the bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Nevada Revised Statutes.

The Nevada Revised Statutes provide that articles of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 78.300 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Nevada Revised Statutes, or (iv) for any transaction from which the director derived an improper personal benefit.  Our Articles of Incorporation contains such a provision.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

 Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of expense	Amount

SEC Registration fee	$20
Accounting fees and expenses	$2,000
Legal fees and expenses	$7,500
Printing expenses	$1,000
Miscellaneous	$480	*

TOTAL	$11,000
___________________

* Estimated.

Item 26.    Recent Sales of Unregistered Securities

On March 2, 2005, we issued 200,000 restricted common shares to our law firm, David Wagner & Associates, P.C., for past services in connection with our incorporation.

 On March 7, 2005, we issued 4,455,000 restricted common shares each to Mr. Keith Koch and Steven Hinkle for 100% of the capital stock of Preserve Communications Services, Inc., a Colorado corporation.

II – 1

On March 10, 2005, we issued 500,000 restricted common shares each to L. Michael Underwood and to Battersea Capital at a price of $.0505 per share for cash

In the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933 (“Act”) because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchaser’s consideration for the common stock was determined through arm's-length negotiations between the parties.

On April 15, 2005, the Company filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of 100,000 Common Shares of the Company. The Registration was declared effective by the Division on May 26, 2005. The offering was closed on November 23, 2005. The Company raised $100,000 and sold a total of 100,000 shares in the Offering.We relied on Rule 504 of Regulation D for the federal exemption. The sales were made under Colorado law pursuant to a Disclosure Document under cover of Form RL pursuant to the Colorado Securities Code. We relied upon exemption under Section 3(b) including Rule 504 there under, as amended for all investors because of their close relationship to us, the availability of information, and the filing of a Form D. The shares were sold through our officers and directors.

             Under this offering, we issued the following common shares to the following persons and entities for cash at a price of $1.00 per share:

Name	Shares of common stock

Terry Adams	1,000
Alfred O Brehmer Trust for Linda Kaufman	500
Sherry L Andersen	200
Sherry L Andersen custodian for Charlotte Andersen	150
Sherry L Andersen custodian for Samantha Andersen	150
Amy Atkinson	1,000
Clarence Bixler IRA	1,000
Clarence Bixler and Beth Bixler	2,000
Mark A Bogani	2,000
Patricia A Bowman	250
Clarence L Bixler Trust Clarence Bixler and Mary Beth Bixler ITEC	1,000
Wayne Cook	5,000
Douglas A Garland	250
Joan A Garland	250
Stephen D Garland	1,000
Inspiration Through Action, Inc.	5,000
Linda D Kaufmann	1,000
Kirby Enterprise Fund LLC	26,000
Thomas P Klein	1,000
Cheryl Koch Custodian for Michael Koch	1,000
Cheryl Koch Custodian for Stephen Koch	1,000
Jason Koch	1,000
Cheryl Koch	2,000
James Lewis	1,000
Janis M Lewis	1,000

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Terri Lowe	1,000
Mary Beth Bixler Trust	1,000
Angel Osborn	1,000
Clarence Osborn	500
Eric Osborn	1,500
Barbara Popick	100
Mike Popick	100
Mike Popick custodian for Jeffrey Popick	100
Jean Stalano	1,000
John Stalano	1,000
Anthony Szeluga	5,000
Pat A Szeluga	5,000
Gary Tice	1,450
Susan H Tome	500
West Hampton Special Situation	24,000
Francine C Yeddis	1,000
Phillip A Yeddis	1,000
Total	100,000

    In May, 2008, we sold 12,500 shares at $1.00 for cash to Earnco MPPP and 12,500 shares at $1.00 for cash to Lazzeri Equity Partners, 401K Plan.

    In the two transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933 (“Act”) because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchaser’s consideration for the common stock was determined through arm's-length negotiations between the parties.

Item 27.     Exhibits

The following Exhibits are filed with or incorporated by reference to this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description
3.1*	Articles of Incorporation of Eagle Bend Holding Company
3.2*	Bylaws of Eagle Bend Holding Company
5.1*	Opinion of David Wagner & Associates, P.C.
10.1*	Investor Relations Consulting Agreement
21.1*	List of Subsidiaries
23.1*	Consent of Independent Auditors
23.2*	Consent of Counsel (See Exhibit 5.1)

* previously provided
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Item 28.    Undertakings

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 24, 2008 .

EAGLE BEND HOLDING COMPANY

By:	/s/ Keith Koch
Keith Koch, President, Chief Executive Officer, Chief Financial and Accounting Officer, Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Keith Koch Keith Koch	Director	October 24, 2008
/s/ Steven R. Hinkle Steven R. Hinkle	Director	October 24, 2008

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